Exhibit 99.1

         The Middleby Corporation Reports Record Third Quarter Results

     ELGIN, Ill.--(BUSINESS WIRE)--Nov. 8, 2007--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported record net sales and earnings for the third quarter ended September 29, 2007. Net earnings for the third quarter were $14,056,000 or $0.83 per share on net sales of $135,996,000 as compared to the prior year third quarter net earnings of $12,177,000 or $0.74 per share on net sales of $103,239,000. Net earnings for the nine months ended September 29, 2007 were $37,358,000 or $2.22 per share on net sales of $354,939,000 as compared to net earnings of $31,318,000 or $1.90 per share on net sales of $304,837,000 in the prior year first nine months.

     Third Quarter Financial Highlights

     -- The company completed acquisitions of MP Equipment on July 2, 2007 for $17.0 million and Wells Bloomfield on August 3, 2007 for $28.4 million. The impact of these acquisitions is reflected in the operating results for the third quarter of 2007. Additionally, as previously reported, the company acquired Jade Range and Carter Hoffmann in the second quarter of 2007.

     -- On July 30, 2007 the company announced an end to a work stoppage that occurred at the Elgin, Illinois conveyor oven production facility. The work stoppage began on May 17, 2007 after the unionized workforce failed to ratify a final contract proposal of its expired collective bargaining agreement. The company entered into a new five year collective bargaining agreement with the unionized workforce at this facility which extends through July, 2012.

     -- Earnings per share increased 12.2% to $0.83 from $0.74 despite the adverse impact of the work stoppage at the Elgin, Illinois facility and the significant increase in the cost of steel during the first nine months of 2007. The third quarter results included a one-time pre-tax charge of $0.9 million associated with a workforce reduction at the Elgin production facility, which reduced diluted earnings per share by $0.03. Current year acquisitions did not materially impact earnings per share.

     -- Net sales rose 31.7% in the third quarter. The net sales increase reflects the impact of the Houno, Jade Range, Carter-Hoffmann, MP Equipment and Wells Bloomfield acquisitions, which accounted for 25.8% of the sales growth in the third quarter. Excluding the impact of acquisitions, sales grew organically 5.9% and were comprised of an 8.3% increase in commercial foodservice equipment sales, offset in part by a 7.6% reduction in sales at the food processing equipment group, which was acquired in December 2005.

     -- Sales of commercial foodservice equipment, which rose 8.3%, were adversely impacted by the work stoppage at the Elgin, Illinois facility. This work stoppage resulted in reduced sales at this production facility, which were $2.7 million lower than the prior year third quarter. Organic sales of commercial foodservice equipment, excluding the impact of lower sales at the Elgin facility affected by the work stoppage, rose 14.4% during the quarter reflecting continued success of new product introductions and growth in sales with restaurant chains.

     -- Sales of food processing equipment, which declined by 7.6%, were adversely affected by the impact of acquisition integration initiatives put in place in an effort to increase profit margins, including increased controls over contract pricing and product line rationalization. These initiatives contributed to a significant increase in profitability at this business unit.

     -- Operating income increased by 20.9% to $25,424,000 from $21,021,000. The increase in operating profits reflects gains in both the commercial foodservice and food processing equipment businesses, offset by a reduction in operating income at the Elgin, Illinois facility resulting from the work stoppage. Additionally, current year acquisitions contributed $1.8 million to operating income during the third quarter.

     -- Total debt at the end of the 2007 third quarter amounted to $107,848,000 as compared to $85,428,000 at the end of the 2007 second quarter and $82,802,000 at the beginning of the year. Net borrowing increased in the first nine months as cash flow generated from operating activities were utilized to fund the second quarter acquisitions of Jade Range and Carter Hoffmann, which amounted to a combined $23.3 million in cash and the third quarter acquisitions of MP Equipment and Wells Bloomfield for $44.0 million in cash.

     Selim A. Bassoul Chairman and Chief Executive Officer said, "We were pleased to report a record third quarter despite the significant increase in the cost of steel and the business disruption caused by the work stoppage at our Middleby Marshall conveyor oven facility that began in mid-May."

     Mr. Bassoul continued, "During the quarter, we entered into a new collective bargaining agreement with the unionized workforce at the Elgin, Illinois facility, ending the work stoppage. We are pleased with the outcome of the new contract, which will allow Middleby to significantly improve productivity at this facility as we increase production to normalized levels in 2008."

     Mr. Bassoul commented, "Excluding the Middleby Marshall conveyor oven division, the performance of our commercial foodservice operations continued to be strong and we recognized earnings growth at each of our divisions as a result of new product sales and productivity improvements. Additionally, operating profits at our food processing equipment group continued to improve. Despite the reduction in sales during the quarter, profits of this business increased more than 10% from the prior year quarter and operating margins have improved to a sustainable 20%."

     Mr. Bassoul further added, "We are very excited about the acquisitions we have completed this year, including three acquisitions in the commercial foodservice sector and one acquisition in the food processing sector. On April 1, 2007, we completed the acquisition of Jade Range from Maytag Corporation. Jade Range, a leading manufacturer of commercial ranges and ovens has approximately $20 million in annual sales and historically reported operating losses of approximately $3 million. We have made significant progress at this division in the first six months and expect this division to reach operating profits in excess of 10% for the year, ahead of original expectations."

     "The third quarter acquisitions of Carter Hoffmann, Wells Bloomfield, and MP Equipment further strengthen our portfolio of leading brands in both the commercial foodservice equipment and food processing equipment sectors. The combined revenues of these business units amount to approximately $20 million during the quarter at an operating profit approaching 5%. We will focus on improving the profitability of these operations in the fourth quarter of this year and expect these businesses to reach operating profit margins in excess of 10% by year end. We anticipate these acquisitions will be accretive to earnings in 2008."

     Conference Call

     A conference call will be held at 11:00 a.m. Eastern time on Friday, November 9 and can be accessed by dialing (800) 367-5339 and providing conference code 23301034 or through the investor relations section of The Middleby Corporation website at www.middleby.com. A digital replay of the call will be available approximately one half hour after its completion and can be accessed by calling (800) 642-1687 and providing code 23301034. A transcript of the call will also be posted to the company's website.

     Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

     The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Blodgett(R), Blodgett Combi(R), Blodgett Range(R), Bloomfield(R), Carter Hoffmann(R), CTX(R), Houno(R), Jade(R), MagiKitch'n(R), Middleby Marshall(R), Nu-Vu(R), Pitco Frialator(R), Southbend(R), Toastmaster(R) and Wells(R). The company's leading equipment brands serving the food processing industry include Alkar(R), MP Equipment(R), and RapidPak(R). The Middleby Corporation was recognized by Business Week as one of the Top 100 Hot Growth Companies of 2007, by Crain's Chicago Business as one of the Fastest 50 Growth Companies in 2007, and by Forbes as one of the Best Small Companies in 2006.

     For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.


                       THE MIDDLEBY CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
----------------------------------------------------------------------
           (Amounts in 000's, Except Per Share Information)
                             (Unaudited)

                               Three Months Ended   Nine Months Ended
                               3rd Qtr,  3rd Qtr,  3rd Qtr,  3rd Qtr,
                                  2007      2006      2007      2006
                               --------- --------- --------- ---------
Net sales                      $135,996  $103,239  $354,939   $304,837
Cost of sales                    84,600    62,664   217,552    187,011
                               --------- --------- --------- ---------

    Gross profit                 51,396    40,575   137,387    117,826

Selling & distribution expenses 13,507 10,009 36,575 30,901 General & administrative
 expenses                        12,465     9,545    35,380     30,477
                               --------- --------- --------- ---------

    Income from operations       25,424    21,021    65,432     56,448

Interest expense and deferred
    financing amortization, net   1,621     1,618     4,138      5,445
Other (income), net                (316)      (37)   (1,053)        35
                               --------- --------- --------- ---------

    Earnings before income
     taxes                       24,119    19,440    62,347     50,968

Provision for income taxes       10,063     7,263    24,989     19,650
                               --------- --------- --------- ---------

    Net earnings                $14,056   $12,177   $37,358    $31,318
                               ========= ========= ========= =========


Net earnings per share:

    Basic                         $0.89     $0.80     $2.39      $2.05
                               ========= ========= ========= =========

    Diluted                       $0.83     $0.74     $2.22      $1.90
                               ========= ========= ========= =========
Weighted average number shares:

    Basic                        15,743    15,290    15,632     15,258
                               ========= ========= ========= =========

    Diluted                      16,934    16,496    16,857     16,514
                               ========= ========= ========= =========


                       THE MIDDLEBY CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------
                          (Amounts in 000's)
                             (Unaudited)

                                           Sep. 29, 2007 Dec. 30, 2006
                                           ------------- -------------
 ASSETS

Cash and cash equivalents                         $7,616        $3,534
Accounts receivable, net                          69,698        51,580
Inventories, net                                  68,325        47,292
Prepaid expenses and other                         8,156         3,289
Prepaid taxes                                        977         1,129
Current deferred tax assets                       11,449        10,851
                                           ------------- -------------
    Total current assets                         166,221       117,675

Property, plant and equipment, net                36,141        28,534

Goodwill                                         129,241       101,258
Other intangibles                                 53,844        35,306
Other assets                                       1,849         2,249
                                           ------------- -------------

    Total assets                                $387,296      $285,022
                                           ============= =============


LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt             $16,765       $16,838
Accounts payable                                  32,825        19,689
Accrued expenses                                  84,236        69,636
                                           ------------- -------------
    Total current liabilities                    133,826       106,163

Long-term debt                                    91,083        65,964
Long-term deferred tax liability                   5,240         5,867
Other non-current liabilities                      9,456         6,455

Stockholders' equity                             147,691       100,573
                                           ------------- -------------

    Total liabilities and stockholders'
     equity                                     $387,296      $285,022
                                           ============= =============


     CONTACT: The Middleby Corporation
              Darcy Bretz, Investor and Public Relations,
              (847) 429-7756
              or
              Tim Fitzgerald, Chief Financial Officer,
              (847) 429-7744